Bankruptcy Court Confirms First Amended Liquidating Plan of Reorganization

CYCH to Pay Creditors Holding Allowed Claims in Full

RESTON, Va., Nov. 9 /PRNewswire/ — CYCH, Inc., (OTC Bulletin Board: CYCHQ), f/k/a CyberCash, Inc. announced today that the United States Bankruptcy Court for the District Of Delaware approved CYCH’s proposed First Amended Liquidating Plan of Reorganization, under which CYCH will liquidate its remaining assets and make distributions to its creditors and shareholders.
     CYCH and its Tellan and ICVerify subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code on March 2, 2001. CYCH conducted an auction of its assets on April 11, 2001, which resulted in the sale of its Internet payment processing business to Verisign, Inc. and its software businesses, including the ICVerify and Tellan subsidiaries, to First Data Merchant Services. ICVerify and Tellan were dismissed from the bankruptcy proceedings.
     Under the Plan, CYCH will pay all allowed claims of its creditors in full plus interest calculated from the filing date. CYCH expects to begin making distributions to creditors holding allowed claims before the end of the year. CYCH also expects to begin making distributions before the end of the year to stockholders of record on December 3, 2001. The transfer ledger for the CYCH stock will be closed on the record date, and the outstanding common stock will be exchanged for the right to receive liquidating dividends.
     Dan Lynch, Chairman of the Board of CYCH, reflected on the court ruling. “While I am saddened by the dissolution of CyberCash, I believe the employees of CyberCash were among the most creative and resourceful individuals I have worked with. CyberCash’s innovations proved the viability of the Internet as a tool for commerce, both in the consumer sector and in the business-to- business sector.
     The last eight months have been difficult ones, but thanks to Tom LaHaye and his dedicated team, and the efforts of Morris, Nichols, Arsht & Tunnell, we have managed to end our corporate existence with our debts paid in full and a meaningful distribution to our shareholders. Under the circumstances, this is an excellent outcome.”
     Under the Plan, a Plan Administrator will manage the assets and liabilities remaining after the initial distributions. Further distributions to shareholders of record are possible in 2002.
     Information about CYCH can be found at http://www.cych.com . Information about the bankruptcy proceeding can be found at http://www.deb.uscourts.gov .